Exhibit 1.1

EXECUTION VERSION

CyrusOne LP

CyrusOne Finance Corp.

as Issuers, and

CyrusOne Inc.

as Guarantor

€500,000,000 1.450% Senior Notes Due 2027

UNDERWRITING AGREEMENT

January 15, 2020

Each of the Underwriters named in Schedule I hereto.

Ladies and Gentlemen:

CyrusOne Inc., a Maryland corporation (the “Company”), CyrusOne LP, a Maryland limited partnership and subsidiary of the Company (the “Operating Partnership”), the Operating Partnership and CyrusOne Finance Corp., a Maryland corporation and a subsidiary of the Company (CyrusOne Finance Corp., together with the Operating Partnership, the “Issuers” and each an “Issuer”), each confirms its respective agreements with each of the underwriters named in Schedule I hereto (the “Underwriters”) with respect to the proposed issuance and sale by the Issuers and the purchase by the Underwriters, acting severally and not jointly, of €500,000,000 aggregate principal amount of the Issuers’ 1.450% Senior Notes due 2027 (the “Notes”). The Notes are to be issued pursuant to an indenture (the “Base Indenture”), dated December 5, 2019, among the Issuers, the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and as supplemented by the Third Supplemental Indenture relating to the Notes, to be dated the Closing Date (as herein defined), to be entered into among the Issuers, the Company, the Trustee and Deutsche Bank Trust Company Americas, as the registrar and paying agent (“DBTCA”) (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Issuers’ obligations under the Notes, including the due and punctual payment of interest on the Notes, will be irrevocably and unconditionally guaranteed on an unsecured and senior basis (the “Guarantee”) from and after the Closing Date (as defined herein), by the Company. This underwriting agreement is herein referred to as this “Agreement.”

This Agreement, the Notes, the Guarantee and the Indenture are collectively referred to herein as the “Transaction Documents” and the transactions contemplated hereby and thereby are collectively referred to herein as the “Transactions.”

The Company and the Issuers have filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-231203) on Form S-3, including a related base prospectus, for registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of certain securities, including the Notes. The registration statement, as amended at the time it became effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or 430B under the Securities Act, is hereinafter referred to as the “Registration Statement”; the related prospectus dated May 3, 2019 in the form first used to confirm sales of the Notes (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Base Prospectus.” The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Notes in the form first used to confirm sales of Notes (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) are hereinafter referred to collectively as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus filed pursuant to Rule 424 of the Securities Act.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the documents and pricing information set forth in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Base Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, any preliminary prospectus, the Time of Sale Prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.            Representations and Warranties. The Company and the Issuers, jointly and severally, represent and warrant to and agree with each of the Underwriters that:

(a)            (i) The Issuers meet the requirements for use of Form S-3 under the Securities Act. The Registration Statement is an automatic shelf registration statement under Rule 405 of the Securities Act and the Notes have been and remain eligible for registration by the Company on such automatic shelf registration statement. Each of the Registration Statement and any post-effective amendment thereto has become effective, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto is in effect and no proceedings for such purpose are pending before or threatened by the Commission; and (ii) each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder.

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(b)           (i) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iii) the Time of Sale Prospectus does not, and at the time of each sale of the Notes in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein, it being understood and agreed that the only such information furnished by such Underwriter through you consists of the information described as such in the last sentence of Section 8(b) hereof.

(c)          Neither Issuer is an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Issuers are required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Issuers have filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Issuers complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Notes or until any earlier date that the Issuers notified or notifies you, did not, does not and will not include any material information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus. Except for the free writing prospectuses identified in Schedule II hereto, and electronic road shows, if any, each furnished to you before first use, the Issuers have not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d)           Each of the Company and each of its Significant Subsidiaries (“Significant Subsidiary” means any Subsidiary (as defined below) that is a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated by the Commission) (i) is either a corporation, a statutory trust, a limited partnership or a limited liability company duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization and (ii) has full corporate, trust, limited partnership or limited liability company, as the case may be, power to enter into, execute, deliver, perform, make and consummate, as the case may be, the Transaction Documents. Each of the Company and each of its Significant Subsidiaries (1) has full corporate, trust, limited partnership or limited liability company, as the case may be, power to own, lease and operate its properties and to conduct the businesses in which they are engaged and (2) is duly qualified as a foreign corporation, a foreign statutory trust, a foreign limited partnership or a foreign limited liability company, as the case may be, to transact business and is in good standing (if applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify or to have such power and authority could not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect.

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“Material Adverse Effect” means (A) a material adverse effect upon the operations, business, properties, prospects or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (B) the material impairment of the ability of any of the Company or the Subsidiaries to consummate the Transactions and to perform its material obligations under any of the documents related thereto.

(e)           This Agreement has been duly authorized, executed and delivered by the Company and the Issuers.

(f)           The Indenture has been duly authorized by the Issuers and the Company, and upon its due execution and delivery by the Issuers and the Company and, assuming due authorization, execution and delivery by the Trustee, and, in the case of the Third Supplemental Indenture, by DBTCA, will constitute the valid and binding agreement of the Issuers and the Company, enforceable against the Issuers and the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification and contribution, by federal or state securities law or principles of public policy (the “Enforceability Exceptions”). The Indenture will comply in all material respects with the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder. The Indenture has been duly qualified under the Trust Indenture Act

(g)          The Notes have been duly authorized by the Issuers and, when duly executed by the Issuers in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Underwriters against payment therefor in accordance with the terms hereof, will be validly issued and delivered and will constitute valid and binding obligations of the Issuers entitled to the benefits of the Indenture, enforceable against the Issuers in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions. The Notes conform in all material respects to the descriptions thereof in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(h)           The Guarantee has been duly and validly authorized by the Company and when the Indenture is duly executed and delivered by the Issuers and the Company in accordance with its terms and upon the due execution, authentication and delivery of the Notes in accordance with the Indenture and the issuance of the Notes in the sale to the Underwriters contemplated by this Agreement, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The Guarantee will conform in all material respects to the descriptions thereof in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus.

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(i)           The Amended and Restated Agreement of Limited Partnership of the Operating Partnership (as amended, the “Partnership Agreement”) has been duly authorized by the Company, the Operating Partnership and CyrusOne GP, a Maryland statutory trust, and is a valid and binding agreement of the Company, the General Partner and the Operating Partnership, enforceable against each of the Company, the General Partner and the Operating Partnership in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

(j)            The Company has the capitalization as set forth in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(k)           (i) At the original effectiveness of the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Issuers or any person acting on their behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Notes in reliance on the exemption of Rule 163 under the Securities Act, (iv) at the date of this Agreement, and (v) at the Closing Date, each Issuer was and is a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act.

(l)            Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(m)           All of the issued and outstanding common units of limited partnership interest in the Operating Partnership (“OP Units”) have been duly authorized, validly issued, fully paid and non-assessable, and none of the OP Units have been issued in violation of any preemptive or other similar rights and the OP Units conform to the description thereof contained in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus. Except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, OP Units or other ownership interests of the Operating Partnership.

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(n)          All the outstanding shares of capital stock or other ownership interests of each subsidiary of the Company (each, a “Subsidiary,” and together, the “Subsidiaries”) other than the Operating Partnership have been duly authorized, validly issued, fully paid and non-assessable, except as otherwise disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus; except as otherwise disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, all outstanding shares of capital stock or other ownership interests of the Subsidiaries other than the Operating Partnership are owned by the Company either directly or through the Subsidiaries that are wholly owned by the Operating Partnership, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind. Except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of any of the Subsidiaries other than the Operating Partnership.

(o)           Except pursuant to the terms of the indebtedness described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the Issuers are not currently prohibited, directly or indirectly, from making any distributions to its equityholders and (ii) no Subsidiary of any Issuer is currently prohibited, directly or indirectly, from paying any dividends to such Issuer, from making any other distribution on such Subsidiary’s capital stock or equity interests, from repaying to such Issuer any loans or advances to such Subsidiary from such Issuer or from transferring any of such Subsidiary’s property or assets to such Issuer or any other of the Subsidiaries.

(p)           None of the Company or any of the Subsidiaries is (i) in violation of its charter or bylaws (or similar organization documents), (ii) in default in any respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) in violation in any respect of any Applicable Law (as defined below) or order or decree of any Governmental Authority (as defined below) to which it or its property or assets are subject; except for any default or violation under clauses (ii) and (iii) that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)           Each of the Transaction Documents conforms or will conform in all material respects to the description thereof contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(r)            Other than as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the entering into, execution, delivery and performance (including the issuance and sale of the Notes by the Issuers and the issue of the Guarantee by the Company) by each of the Company and the Issuers of the Transaction Documents and the application of the proceeds from the sale of the Notes as described under “Use of Proceeds” in the Registration Statement, the Time of Sale Prospectus and the Prospectus will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Issuers pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or the Issuers are a party or by which the Company or the Issuers are bound or to which any of the property or assets of the Company or the Issuers is subject, (ii) result in the violation of any provisions of the charter or bylaws (or similar organization documents) of the Company or the Issuers or (iii) result in the violation of, or in the creation or imposition of any lien, charge or encumbrances upon any property or assets of the Company or the Issuers pursuant to any Applicable Law or any judgment, order or decree of any Governmental Authority having jurisdiction over the Company or the Issuers or any of their properties or assets, except in the case of clauses (i) and (iii) above, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(s)           No consent, approval, authorization or order of, or filing or registration with, any such Governmental Authority under any such Applicable Law, judgment, order or decree is required for the execution, delivery and performance (including the issuance and sale of the Notes by the Issuers and the issue of the Guarantee by the Company) by the Company or any of the Subsidiaries of each of the Transaction Documents, to the extent the Company or any of the Subsidiaries are party thereto, the application of the proceeds from the sale of the Notes as described under “Use of Proceeds” in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus and the consummation of the Transactions, except for such consents, approvals, authorizations, filings, orders, registrations or qualifications (A) which shall have been obtained or made prior to the Closing Date or (B) the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Applicable Law” means all laws, statutes, rules, regulations and orders of, and legally binding interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority applicable to the Company or any Subsidiary or any of their properties, assets or operations.

“Governmental Authority” means any of (A) the government of the United States of America or any State or other political subdivision thereof, (B) any government or political subdivision of any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which properly asserts jurisdiction over any properties of the Company or any Subsidiary, (C) any entity properly exercising executive, legislative, judicial, regulatory or administrative functions of any such government, (D) the NASDAQ Global Select Market (“NASDAQ”) and (E) the Financial Industry Regulatory Authority, Inc. (“FINRA”).

“Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

(t)            None of the Company or any of the Subsidiaries has sustained since the end of the Company’s most recent audited fiscal year, any material loss or material interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth or contemplated in the Registration Statement, the Time of Sale Prospectus and the Prospectus; and, since the respective dates as of which information is given in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there has not been any material change in the capital stock or long-term debt of the Company (other than as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus) or any Material Adverse Effect or development involving a prospective Material Adverse Effect, and, except as disclosed in or contemplated by the Time of Sale Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

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(u)          Other than as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no legal or administrative proceedings pending by or before any person to which any of the Company or the Subsidiaries is a party or of which any business, property or assets of the Company or any of the Subsidiaries is the subject, or, to the knowledge of the Company, after due inquiry, by which any business property or assets of the Company or any of the Subsidiaries would reasonably expect to be affected, which, (i) has a reasonable probability of being determined adversely and, if determined adversely to the Company or any of the Subsidiaries, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (ii) would reasonably be expected to question the validity or enforceability of any Transaction Document or any action taken or to be taken pursuant thereto; and to the knowledge of the Company, no such proceedings are threatened or contemplated.

(v)           None of the Company or any of the Subsidiaries is, or, after giving effect to the Transactions as described in the Prospectus, will be, required to be registered as an “investment company” or a company “controlled by” an investment company within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(w)          Neither the Issuers nor any affiliate of the Issuers has taken, nor will the Issuers or any such affiliate take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes the stabilization or manipulation of the price of any security of the Company or the Issuers to facilitate the sale or resale of the Notes or to result in a violation of Regulation M under the Exchange Act.

(x)           The Company and the Subsidiaries (i) are in compliance with any and all Environmental Laws (as defined below), (ii) have received all Environmental Permits (as defined below) and (iii) are in compliance with all terms and conditions of any such Environmental Permits, except, in each case, where such noncompliance with Environmental Laws, failure to receive Environmental Permits or failure to comply with the terms and conditions of such Environmental Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y)           There are no written notices of potential liability or written notices of noncompliance that have been received by the Company or any of the Subsidiaries, nor are any claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries or any of their properties (including the Properties (as defined below)), in each case alleging a violation under or liability under Environmental Laws, which could, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

(z)           Other than as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) there is not and has not been any presence, storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release of any kind of Hazardous Materials (as defined below) by the Company and the Subsidiaries, or any predecessor entity for whose acts or omissions the Company and the Subsidiaries is or may be liable from, in, on, at, under, about or upon any property now or, during the period of ownership, lease or operation by the Company and the Subsidiaries, previously owned, leased or operated by the Company or any of the Subsidiaries, or upon any other property, in violation of any Environmental Law or which would, under any Environmental Law, give rise to any liability of the Company or any of the Subsidiaries; and (ii) there is not and has not been any presence, disposal, discharge, emission or other release of any kind onto such property of any Hazardous Materials with respect to which the Company has knowledge.

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“Environmental Laws” means all applicable foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, Environmental Permits (as defined below) of, and legally-binding agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters (including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act and the Emergency Planning and Community Right-to-Know Act).

“Environmental Permits” means all permits, licenses, registrations, consents, approvals and other authorizations of any Governmental Authority which are required with respect to any of the facilities of the Company or any of the Subsidiaries for operations under any applicable Environmental Laws.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar meaning and effect, under any applicable Environmental Law; and (iii) any other chemical, material or substance, the release of which is prohibited, limited or regulated by any Environmental Law.

(aa)         Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company or any of the Subsidiaries and any person granting such person the right to require the Company or any of the Subsidiaries to file a registration statement under the Securities Act with respect to any securities of the Company or any of the Subsidiaries or to require the Company or any of the Subsidiaries to include such securities with the Notes registered pursuant to the Registration Statement.

(bb)        The statements set forth in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus under the captions “Description of the Notes,” “Material United States Federal Income Tax Considerations,” “Description of Debt Securities,” and “Description of The Partnership Agreement of CyrusOne LP,” insofar as they purport to summarize the provisions of the laws and documents referred to therein, or legal conclusions with respect thereto, are accurate summaries in all material respects.

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(cc)            None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(dd)           None of the Company, any of the Subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of the Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any, direct or indirect, unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ee)            The operations of the Company and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ff)             (i) The Company represents that neither the Company nor any of the Subsidiaries (collectively, the “Entity”) nor, to the knowledge of the Company, any director or officer of the Entity, nor any agent, employee or affiliate of the Entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)	the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce or any other United States, European Union, United Nations or United Kingdom economic sanctions (collectively, “Sanctions”); or

(B)	located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Crimea and Syria).

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(ii)           The Entity represents and covenants that it will not use the proceeds arising from the Transactions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(A)	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise);

provided, however, that with regard to Deutsche Bank AG, London Branch, the clauses under this Section 1(ff) apply only if and to the extent that they do not result in a violation of the Council Regulation (EC) No 2271/96 of 22 November 1996, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung – AWV) or any other applicable anti-boycott or similar laws or regulations.

(gg)           (i) The Company or a Subsidiary has fee simple title to or leasehold or subleasehold interests in the real property described in the Registration Statement, the Time of Sale Prospectus and the Prospectus (each a “Property” and collectively, the “Properties”), in each case, free and clear of all mortgages, liens, security interests, claims, restrictions, encumbrances or defects, other than those that (A) are described in the Registration Statement, the Time of Sale Prospectus and the Prospectus or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of the Subsidiaries owns any material real property other than the Properties; (iii) except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (A) each lease or sublease relating to a Property under which the Company or any of the Subsidiaries is the tenant or subtenant material to the business of the Company and the Subsidiaries, considered as one enterprise, is in full force and effect, (B) neither the Company nor any of the Subsidiaries has received any written notice of any event which, with or without the passage of time or the giving of notice, or both, would constitute a material default under any such lease or sublease and (C) the Company has no knowledge of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of the Subsidiaries under any such leases or subleases, or affecting or questioning the rights of the Company or any of the Subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease; and (iv) to the knowledge of the Company, no lessee of any of the Properties is in default under any of the leases governing the Properties and the Company has no knowledge of any event which, whether with or without the passage of time or the giving of notice, or both, would constitute a material default under any such lease.

(hh)           The Company has no knowledge of any violation of any municipal, state or federal law, rule or regulation concerning any Property and, to the knowledge of the Company, each of the Properties complies with all applicable laws, ordinances and regulations (including without limitation, building and zoning codes and laws relating to access to the Properties) and deed restrictions or other covenants, except in each case (A) as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus and (B) for any such violations or such other failures to comply as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(ii)              Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, neither the Company nor any of the Subsidiaries (A) has received from any Governmental Authority any written notice of any proposed condemnation of, or zoning change affecting, the Properties or (B) knows of any such condemnation or zoning change which is threatened and, in the case of clauses (A) and (B), which, if consummated, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(jj)              Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the mortgages encumbering the Properties are not and will not be: (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such Property or in the Company or any of the Subsidiaries; (ii) cross-defaulted to any indebtedness other than indebtedness of the Company or any of the Subsidiaries; or (iii) cross-collateralized to any property or assets not owned directly or indirectly by the Company or any of the Subsidiaries. None of the Company or the Subsidiaries holds participating interests in such mortgages or deeds of trust.

(kk)            To the knowledge of the Company, water, stormwater, sanitary sewer, electricity and telephone service are all available at the property lines of each Property over duly dedicated streets or perpetual easements of record benefiting the applicable Property, and each Property has access to sufficient electrical power to conduct business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, except in each case (A) as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus and (B) for such violations or failures to comply as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ll)              All options and rights of first refusal to purchase all or part of any Property or any interest therein have been disclosed in the Registration Statement, the Time of Sale Prospectus or the Prospectus. There are no contracts, letters of intent, term sheets, agreements, arrangements or understandings with respect to the direct or indirect acquisition or disposition by the Company or the Subsidiaries of interests in assets or real property that is required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus that is not already so described.

(mm)          Neither the Company nor any of the Subsidiaries has sent or received any written notice regarding termination of, or the election of a tenant not to renew, any of the contracts or agreements with any of the top 20 tenants (based on contractual base rent for the quarter ended September 30, 2019 multiplied by four) of the Company, and no such termination or non-renewal has been threatened by the Company or any of the Subsidiaries or, to the knowledge of the Company, any other party to any such contract or agreement except where the termination or non-renewal of such contracts or agreements could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(nn)           The Company and each of the Subsidiaries owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others, other than any such claims which, if determined adversely to the Company or any such Subsidiary, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(oo)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and each of the Subsidiaries has insurance or adequate reserves (after giving effect to self-insurance) in a manner and to an extent not inconsistent with conventions observed by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and each of its Subsidiaries operates covering its respective properties, operations, personnel and businesses, which insurance or adequate reserves are in amounts as are adequate to protect the Company and the Subsidiaries and their businesses.

(pp)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and each of the Subsidiaries carries or is entitled to the benefits of title insurance on the fee interests with respect to each Property with financially sound and reputable insurers, insuring that such party is vested with good and insurable fee or leasehold title, as the case may be, to each such Property.

(qq)           No labor dispute with the employees of the Company or any of the Subsidiaries exists, except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, or, to the knowledge of the Company, is threatened or imminent that, in each case, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(rr)            Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and each of the Subsidiaries possesses all licenses, authorizations and permits issued by, and has made all declarations and filings with, all appropriate Governmental Authorities which are necessary for the ownership of its respective properties or the conduct of its respective businesses as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and neither the Company nor any of the Subsidiaries has received notification of any revocation or modification of any such material license, authorization or permit.

(ss)           Deloitte & Touche LLP, who has certified certain financial statements of the Company and the Subsidiaries, is an Independent Registered Public Accounting Firm as required by the Securities Act and the rules and regulations of the Commission thereunder.

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(tt)             Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the historical financial statements of the Company and its consolidated Subsidiaries (including the related notes) (the “Financial Statements”), incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied throughout the periods covered thereby, and fairly present in all material respects the financial position of the entities purported to be covered thereby at the respective dates indicated and the results of their operations and their cash flows for the respective periods indicated, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, in each case in accordance with GAAP, except as noted in the Financial Statements, and (ii) the other financial, accounting and statistical information and data related to the entities purported to be covered by the Financial Statements set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly, in all material respects, the information purported to be shown thereby at the respective dates and for the respective periods to which they apply, and except as disclosed therein, have been prepared on a basis consistent with the Financial Statements and the books and records of the entities as to which such information is shown.

(uu)           The unaudited pro forma condensed consolidated financial statements and the related notes thereto incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus have been prepared in accordance in all material respects with the applicable requirements of Regulation S-X under the Securities Act and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related adjustments used therein give appropriate effect to the transactions and circumstances referred to therein and the pro forma columns therein reflect the proper application of these adjustments to the corresponding historical financial statement amounts.

(vv)           Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the Company maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and a system of accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects. Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(ww)          Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and the Subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to management of the Company and the Subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made; and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

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(xx)            The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing provisions thereof that are then in effect and with which the Company is required to comply as of the date hereof.

(yy)            None of the Company or any of the Subsidiaries is in default, and no waiver of default is currently in effect, in the payment of the principal of or interest on any material indebtedness of the Company or any of the Subsidiaries and no event or condition exists with respect to such material indebtedness of the Company or any of the Subsidiaries that would permit (or that with notice, lapse of time or both, would permit) any person to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(zz)             Commencing with its taxable year ended December 31, 2013, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation (inasmuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus are true, complete and correct summaries of the legal or tax matters described therein in all materials respects.

(aaa)           Each of the Company and each of the Subsidiaries has timely filed all federal, state, local and foreign income and other tax returns and notices required to be filed by Applicable Law, except where the failure to file such tax returns could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all such tax returns were in all material respects true, correct and complete. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, no audit, administrative proceedings or court proceedings are presently pending with regard to any material potential federal, state, local or foreign tax of any nature, and the Company has no knowledge of any tax deficiencies which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and each of the Subsidiaries has paid (within the time and in the manner prescribed by law) all federal, state and local taxes of any nature which are due (whether or not shown on any tax returns), in each case except for those not yet delinquent, those being contested in good faith by appropriate proceedings diligently conducted for which the Company and/or each of the Subsidiaries has established on its books and records adequate reserves in accordance with GAAP or where the failure to pay such taxes could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company or any of the Subsidiaries has requested any extension of time within which to file any material tax return, which return has not since been filed within the time period permitted by such extension, except for where the failure to file such return within the time period permitted by such extension could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(bbb)         Each of the Company and the Issuers is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), except for noncompliance that could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which either the Company or the Issuers would have any material liability. Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor the Issuers has incurred or expects to incur material liability under Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan.”

(ccc)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, the information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases of the Company and the Subsidiaries (collectively, “IT Systems”) are adequate for the operation of the business of the Company and the Subsidiaries as currently conducted, and, to the knowledge of the Company and the Subsidiaries, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

2.             Agreements to Sell and Purchase.

(a)              The Issuers agree to issue and sell the Notes to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Issuers the principal amount of Notes set forth opposite such Underwriter’s name in Schedule I hereto at a price equal to 99.361% of the principal amount thereof. The Issuers will not be obligated to deliver any of the Notes except upon payment for all the Notes to be purchased as provided herein.

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(b)              In connection with the issue of the Notes, Deutsche Bank AG, London Branch (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot Notes or effect transactions with a view to supporting the price of the Notes at a level higher than that which might otherwise prevail, but in so doing, the Stabilizing Manager shall act as principal and not as agent of the Issuers. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Such stabilization shall be conducted in accordance with all applicable laws, regulations and rules. The Stabilizing Manager acknowledges that the Issuers have not authorised the creation and issue of Notes in excess of €500,000,000 in aggregate principal amount.

(c)              The execution of this Agreement on behalf of all parties hereto will constitute the acceptance by each Underwriter of the ICMA Agreement Among Managers Version 1 (New York Law Schedule) (the “ICMA Agreement”) subject to any amendment notified to such Underwriter in writing at any time prior to the receipt by such Underwriter of the document appointing such Underwriter’s authorized signatory and its execution of this Agreement. For the purposes of the ICMA Agreement, references to the “Managers” shall be deemed to refer to the Underwriters, references to the “Lead Manager” shall be deemed to refer to each of Barclays Bank PLC, Merrill Lynch International and Deutsche Bank AG, London Branch, references to “Settlement Lead Manager” shall be deemed to refer to Deutsche Bank AG, London Branch and references to the “Stabilisation Coordinator” shall be deemed to refer to Deutsche Bank AG, London Branch. Clause 3 of the ICMA Agreement shall be deemed to be deleted in its entirety and replaced with Section 10 of this Agreement.

3.             Terms of Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Notes as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable, and initially to offer the Notes on the terms set forth in the Prospectus. The Company acknowledges and agrees that the Underwriters may offer and sell the Notes to or through any affiliate of an Underwriter and that any such affiliate may offer and sell the Notes purchased by it to or through any Underwriter.

4.             Delivery of the Notes and Payment Therefor.

(a)              Payment for and delivery of the Notes will be made at 10:00 A.M., London time, on January 22, 2020, or at such other time on the same or such other date, not later than the fifth business day thereafter, as shall be designated in writing by you. The time and date of such payment for the Notes are hereinafter referred to as the “Closing Date”.

(b)              Payment for the Notes shall be made by the Underwriters in federal or other funds immediately available to the account specified by the Issuers against delivery to the nominee of a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), for the account of the Underwriters, of the global notes representing the Notes (collectively, the “Global Notes”), with any transfer taxes payable in connection with the sale of the Notes to the Underwriters duly paid by the Issuers. The Notes will be evidenced by Global Notes.

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5.            Conditions to the Obligations of the Underwriters. The obligations of the several Underwriters hereunder are subject to the following conditions:

(a)             Subsequent to the execution and delivery of each of the Transaction Documents and prior to the Closing Date:

(i)            there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible downgrading, in the rating accorded any of the securities of the Company or any of the Subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)           there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Notes on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b)             The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date, and signed by an executive officer of the Company, to the effect set forth in Section 4(a) above and to the effect that the representations and warranties of the Company and the Issuers contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date and those not so qualified are true and correct in all material respects as of the Closing Date and that the Company and the Issuers have complied in all material respects with all of the agreements and satisfied all of the conditions on their respective parts to be performed or satisfied hereunder on or before the Closing Date. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)             As of the Closing Date, the Notes shall be rated at least “BBB-” by Standard & Poor’s Rating Group, Inc., “BBB-” by Fitch Ratings Limited and “Ba1” by Moody’s Investors Service, and the Issuers shall have delivered to you evidence reasonably satisfactory to you confirming that the Notes have such ratings.

(d)             The Underwriters shall have received on the Closing Date, an opinion and 10b-5 letter of Sullivan & Cromwell LLP, outside counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters.

(e)         The Underwriters shall have received on the Closing Date, an opinion of Latham & Watkins LLP, outside counsel for the Underwriters, dated the Closing Date, covering such matters as the Underwriters may reasonably request.

(f)               The Underwriters shall have received on the Closing Date an opinion of Venable LLP, Maryland counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters.

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(g)              The Underwriters shall have received on the Closing Date an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters.

(h)              The Underwriters shall have received on the Closing Date a certificate of the General Counsel of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters.

(i)               On the date hereof and on the Closing Date, the Underwriters shall have received from the Chief Financial Officer of the Company a certificate, in form and substance reasonably satisfactory to the Underwriters (substantially in the form of Exhibit E hereto), dated the respective dates of delivery thereof, with respect to certain financial information of the Zenium Topco Limited contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus, providing “management comfort” with respect to such information.

(j)               The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance reasonably satisfactory to the Underwriters, from Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and the Subsidiaries and certain financial information with respect to the Company and the Subsidiaries contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than two business days prior to the date hereof.

(k)               The Issuers, the Company, the Trustee and, in the case of the Third Supplemental Indenture, DBTCA, shall have executed and delivered the Base Indenture and the Third Supplemental Indenture, as applicable, and the Underwriters shall have received a copy thereof, duly executed by the Issuers, the Company, the Trustee and, in the case of the Third Supplemental Indenture, DBTCA.

(l)               The Company shall have paid the required Commission filing fees relating to the Notes as specified in Section 6(l).

(m)             The Notes shall be eligible for clearance, settlement and trading through Euroclear and Clearstream.

(n)             On or prior to the Closing Date, the Issuers and the Company shall have furnished to the Underwriters such further certificates and documents as the Underwriters may reasonably request.

6.           Covenants of the Company and the Issuers. Each of the Company and the Issuers agrees with the several Underwriters as follows:

(a)              To furnish to you, without charge, a signed copy of the Registration Statement (without exhibits thereto) and deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

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(b)              Before amending or supplementing the Registration Statement during the period mentioned in Section 6(e) or 6(f) below, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file or use any such proposed amendment or supplement to which you reasonably object, and to file with the Commission in the manner and within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c)              To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object, in each case with respect to the Notes being issued and sold hereunder.

(d)              Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of such Underwriter that the Underwriter otherwise would not have been required to file thereunder, but for the action of the Company.

(e)              If the Time of Sale Prospectus is being used to solicit offers to buy the Notes at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that, as applicable, the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f)               If, during such period after the first date of the public offering of the Notes as in the opinion of counsel for the Underwriters, the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Notes may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

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(g)              The Company and the Issuers shall prepare a term sheet substantially in the form of Schedule II-A hereto.

(h)              To endeavor to qualify the Notes and the Guarantee for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(i)               To use their commercially reasonable efforts to cause the Notes to be listed for trading on the Nasdaq Bond Exchange within 30 days after the date of issuance of the Notes.

(j)               To make generally available to the Company’s security holders and to you as soon as practicable an earnings statement covering a period of at least 12 months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(k)              Whether or not the Transactions are consummated or the Transaction Documents are terminated (other than a termination by the Underwriters where all of the conditions set forth in Section 5 hereof have been satisfied; provided that foregoing limitation shall not apply to any termination by the Underwriters pursuant to Section 9 hereof and that under no circumstances shall the Underwriters be required to reimburse the Company for any of the Company’s costs or expenses), the Company agrees to pay or cause to be paid all expenses incident to the performance of its obligations under the Transaction Documents, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Notes under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Notes, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Notes under state securities laws and all expenses in connection with the qualification of the Notes for offer and sale under state securities laws as provided in Section 6(h) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) the registration of the Notes under the Exchange Act and the listing of the Notes on NASDAQ as provided in Section 6(i) hereof, (v) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters (in an amount not to exceed $10,000) incurred in connection with the review and qualification of the offering of the Notes by FINRA, (vi) the cost of printing certificates representing the Notes and the Guarantee, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, travel and lodging expenses of the representatives and officers of the Company and the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing each of the Transaction Documents and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section 6, Section 8 entitled “Indemnity and Contribution” and Section 10(c) below, the Underwriters will pay all of their respective costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Notes by them and any advertising expenses connected with any offers they may make.

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(l)               The Issuers will apply the net proceeds from the sale of the Notes as described in each of the Time of Sale Prospectus and the Prospectus under the heading “Use of Proceeds.”

(m)             The Company shall pay the required Commission filing fees relating to the Notes prior to the time the Prospectus is filed with the Commission or the time any subsequent prospectus supplement that increases the aggregate offering price of Notes that may offered and sold under this Agreement from that referenced in the immediately preceding prospectus supplement filed with the Commission.

(n)              During the period from the date hereof through and including the date that is 30 days after the date hereof, the Issuers and the Company will not, without the prior written consent of Barclays Bank PLC, on behalf of the Underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Issuers or the Company and having a tenor of more than one year.

(o)              If by the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Notes remain unsold by the Underwriters, the Company and the Issuers will file, if they have not already done so and are eligible to do so, a new automatic shelf registration statement relating to the Notes and the Guarantee, in a form reasonably satisfactory to you. If at the Renewal Deadline the Company and the Issuers are no longer eligible to file an automatic shelf registration statement, the Company and the Issuers will, if they have not already done so, file a new shelf registration statement relating to the Notes and the Guarantee, in a form reasonably satisfactory to you and will use their best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company and the Issuers will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the expired registration statement relating to the Notes. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

7.           Covenants of the Underwriters. Each Underwriter severally covenants with the Issuers and the Company not to take any action that would result in the Issuers or the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Issuers or the Company thereunder, but for the action of the Underwriter.

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8.            Indemnification and Contribution.

(a)              Each of the Company and the Issuers, jointly and severally, agrees to indemnify and hold harmless each Underwriter, its directors and officers, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein.

(b)              Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the Issuers, their respective directors and officers, each person, if any, who controls the Company or the Issuers within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of the Company and the Issuers within the meaning of Rule 405 under the Securities Act to the same extent as the foregoing indemnity from the Company and the Issuers to such Underwriter set forth in Section 9(a) above, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto. The Company and the Issuers acknowledge that: the only information furnished in writing by or on behalf of the Underwriters for inclusion in the Prospectus shall be (x) such Underwriter’s name on the cover of the Prospectus, (y) such Underwriter’s name in the first table under the caption “Underwriting” in the Prospectus, and (z) the first two sentences of the fourth paragraph and the third sentence of the eighth paragraph under the caption “Underwriting” in the prospectus.

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(c)              In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b) such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including different defenses. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Underwriters, in the case of parties indemnified pursuant to Section 8(a), by the Company and the Issuers, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)              To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Issuers, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company and the Issuers, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Issuers, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the Issuers, the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Notes. The relative fault of the Company and the Issuers, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Issuers or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Notes they have purchased hereunder, and not joint.

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(e)              The Company the Issuers and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter (except as may be provided in any agreement among Underwriters relating to the offering of the Notes) shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by such Underwriter and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)               The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Issuers contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made (x) by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or (y) by or on behalf of the Company, the Issuers, or any person controlling the Company or the Issuers and (iii) acceptance of and payment for any of the Notes.

9.           Termination. The Underwriters may terminate this Agreement by notice given to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date, (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, the New York Stock Exchange or NASDAQ, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States or with respect to the Euroclear or Clearstream systems in Europe shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by U.S. federal, New York State, United Kingdom or European Union authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated in the Registration Statement, the Time of Sale Prospectus or the Prospectus.

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10.         Effectiveness; Defaulting Underwriters.

(a)              This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

(b)              If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase any of the Notes that it has or they have agreed to purchase hereunder, and the aggregate number of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Notes set forth in Schedule I hereto, the other Underwriters shall be obligated severally in the proportions that the aggregate principal amount of Notes set forth opposite their respective names in Schedule I hereto bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase; provided that in no event shall the aggregate principal amount of Notes that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such aggregate principal amount of Notes without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Notes and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased, and arrangements satisfactory to you and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter, the Company or the Issuers. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

(c)               If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company or the Issuers to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Issuers shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11.         Research Analyst Independence. Each of the Company and the Issuers acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions. Each of the Company and the Issuers acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the Transactions.

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12.          Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

13.          Recognition of the U.S. Special Resolution Regimes.

(a)              In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)              In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 13, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

14.          Entire Agreement.

(a)              This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Notes, represents the entire agreement between the Company, the Issuers and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Notes.

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(b)         Each of the Company and the Issuers acknowledges that in connection with the offering of the Notes: (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company and the Issuers or any other person, (ii) the Underwriters owe the Company and the Issuers only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company and the Issuers, and (iv) none of the Underwriters is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Transactions, and none of the Underwriters shall have any responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the Transactions or other matters relating to the Transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company. Each of the Company and the Issuers waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Notes.

15.          MiFID II Product Governance. Solely for the purposes of the requirements of Article 9(8) of the MIFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules:

(a)              each of Barclays Bank PLC, Merrill Lynch International and Deutsche Bank AG, London Branch (each a “Manufacturer” and together the “Manufacturers”) acknowledges to each other Manufacturer that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Prospectus in connection with the Notes; and

(b)              the Underwriters who are not deemed to be Manufacturers, the Issuers and the Company note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the Manufacturers and the related information set out in the Prospectus in connection with the Notes.

16.          BRRD. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Underwriters (each a “BRRD Party”), the Company and the Issuers, each of the parties hereto acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolutions Authority, and acknowledges, accepts, and agrees to be bound by:

(a)              the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of a BRRD Party to the Issuers under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)          the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)         the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of a BRRD Party or another person (and the issue to or conferral on the Issuers of such shares, securities or obligations);

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(iii)          the cancellation of the BRRD Liability; and

(iv)          the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)          the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For purposes of this Section 16:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU, as amended, establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Underwriters.

17.          Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or of any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.

18.          Trial by Jury. Each of the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Issuers (each on its own behalf and, to the extent permitted by applicable law, on behalf of their limited partners and stockholders, as applicable, and their respective affiliates) and each of the Underwriters (each on its own behalf and, to the extent permitted by applicable law, on behalf of their stockholders and respective affiliates) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

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19.          Judgment Currency. Each of the Company and the Issuers agrees, jointly and severally, to indemnify each Underwriter against any loss incurred by such Underwriter as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than the euro and as a result of any variation as between (i) the rate of exchange at which the euro amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which such Underwriter is able to purchase euros with the amount of the Judgment Currency actually received by such Underwriter. The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Issuers and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

20.          Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21.          Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

22.          Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom, Attn:  Debt Syndicate (Tel: +44 (0) 20 7773 9098), Merrill Lynch International, 2 King Edward Street, London EC1A 1HQ, United Kingdom, attention: Syndicate Desk (Tel: +44 (0)207 995 3966) and Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, attention: Syndicate Desk (Tel: +44-20-7545 4361; Facsimile: +44-20-7545 4455); and if to the Company or the Issuers shall be delivered, mailed or sent to CyrusOne Inc., 2850 N. Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Robert M. Jackson, Esq., with a copy to Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, Attention: Ari B. Blaut, Esq. and Robert W. Downes, Esq.

(Remainder of Page Intentionally Left Blank)

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Very truly yours,

CyrusOne LP

By: CyrusOne GP, as the sole general partner

By: CyrusOne Inc., as the sole trustee

By:	/s/ Diane M. Morefield
	Name:	Diane M. Morefield
	Title:	Executive Vice President and Chief Financial Officer

CyrusOne Inc.

By:	/s/ Diane M. Morefield
	Name:	Diane M. Morefield
	Title:	Executive Vice President and Chief Financial Officer

CyrusOne Finance Inc.

By:	/s/ Diane M. Morefield
	Name:	Diane M. Morefield
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Underwriting Agreement]

Accepted as of the date first written above:

By: Barclays Bank plc

By	/s/ Rajvir Duggal
Name: Rajvir Duggal
Title: Authorised Signatory

BY: Merrill Lynch International

By	/s/ Angus Reynolds
Name: Angus Reynolds
Title: Managing Director

BY: Deutsche Bank AG, London Branch

By	/s/ Lourdes M. Fisher
Name: Lourdes M. Fisher
Title: Managing Director

By	/s/ Mary Hardgrove
Name: Mary Hardgrove
Title: Managing Director

[Signature Page to Underwriting Agreement]

Accepted as of the date first written above:

By: CrÉdit Agricole Corporate ANd INvestment Bank

By	/s/ Franck Hergault
Name: Franck Hergault
Title: Managing Director

By	/s/ Xavier Beurtheret
Name: Xavier Beurtheret
Title: Head of Corp DCM Finance BeNeLux

By: Ing Financial Markets LLC

By	/s/ Cefas van den Tol
Name: Cefas van den Tol
Title: Managing Director

By	/s/ Christophe Dugardyn
Name: Christophe Dugardyn
Title: Director

By: Banco Bilbao Vizcaya Argentaria, S.A.

By	/s/ Alvaro Solis
Name: Alvaro Solis
Title: Managing Director

By	/s/ Angel Tejada
Name: Angel Tejada
Title: Executive Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Barclays Bank PLC	€150,000,000
Merrill Lynch International	€135,000,000
Deutsche Bank AG, London Branch	€135,000,000
Crédit Agricole Corporate and Investment Bank	€35,000,000
ING Financial Markets LLC	€35,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	€10,000,000
Total	€500,000,000

Schedule II

Time of Sale Prospectus

1.	Preliminary Prospectus issued January 15, 2020; and

2.	Any Free Writing Prospectus identified below

The foregoing, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, considered together, the “Time of Sale Prospectus.”

Free Writing Prospectus

Term Sheet (attached hereto as Schedule II-A).

SCHEDULE II-A

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-231203, 333-231203-14 and 333-231203-15
January 15, 2020

CyrusOne LP

CyrusOne Finance Corp.

€500,000,000 1.450% Senior Notes due 2027 (the “Notes”)

January 15, 2020

Term Sheet

The information in this pricing term sheet supplements the Issuers’ Preliminary Prospectus Supplement, dated January 15, 2020, and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement or incorporated by reference therein is deemed to have changed to the extent affected by the changes described herein. This pricing term sheet should be read together with the Preliminary Prospectus Supplement, including the documents incorporated by reference therein, and the accompanying prospectus dated May 3, 2019 before making a decision in connection with an investment in the securities. Capitalized terms used in this pricing term sheet but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Issuers:	CyrusOne LP and CyrusOne Finance Corp.

Guarantor:	CyrusOne Inc.

Security:	1.450% Senior Notes due 2027

Expected Ratings (S&P / Fitch / Moody’s)*:	[Redacted]

Aggregate Principal Amount:	€500,000,000

Maturity Date:	January 22, 2027

Coupon (Interest Rate):	1.450% per annum

Interest Payment Dates:	January 22 of each year, beginning on January 22, 2021

Day Count Convention:	ACTUAL / ACTUAL (ICMA)

Mid-Swap Yield:	-0.029%

Spread to Mid-Swap:	+150 bps

Yield to Maturity:	1.471%

Issue Price:	99.861% of the principal amount

Comparable Government Bond:	0.000% Deutschland Bundesrepub due August 15, 2026 (ISIN: DE0001102408)

Comparable Government Bond Price and Yield:	€102.82 / -0.422%

Spread to Comparable Government Bond Yield:	+189.3 basis points

Optional Redemption:

•     Prior to November 22, 2026 (two months prior to the maturity date of the Notes (the “Par Call Date”)), “make-whole” call at the Comparable Government Bond Rate + 30 basis points (calculated as though the actual maturity date of the Notes was the Par Call Date)

•     On or after November 22, 2026 (two months prior to the maturity date of the Notes), par call

Additional Amounts:	All payments in respect of the Notes will be made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a beneficial owner who is not a United States person such additional amounts on the Notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on, such Notes to such beneficial owner, after such withholding or deduction (including any withholding or deduction on such additional amounts), will not be less than the amount provided in such Notes to be then due and payable.

Redemption for Tax Reasons:	If, due to certain changes in tax law, we have or will become obligated to pay additional amounts with respect to the Notes, then we may at our option redeem the Notes at any time, in whole, but not in part, having given not less than 15 nor more than 60 days prior notice at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest (including any additional amounts), if any, to, but excluding, the date of redemption.

CUSIP / ISIN / Common Code:	23283PAS3 / XS2089972629 / 208997262

Trade Date:	January 15, 2020

Settlement Date:	January 22, 2020 (T+4); under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes will initially settle on a T+4 basis, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the date of delivery hereunder should consult their own advisors.

Listing/Trading:	Nasdaq Bond Exchange

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Joint Book-Running Managers:	Barclays Bank PLC Merrill Lynch International Deutsche Bank AG, London Branch Crédit Agricole Corporate and Investment Bank ING Financial Markets LLC

Co-Managers	Banco Bilbao Vizcaya Argentaria, S.A.

*             Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

As of September 30, 2019, after giving effect to this offering and the use of proceeds therefrom, the Refinancing and borrowings under the Revolving Credit Facility through January 9, 2020, CyrusOne LP would have had approximately $3.0 billion principal amount of debt outstanding, including €500 million principal amount of Notes, $1.2 billion principal amount of USD notes, $149.4 million principal amount under the $1.7 billion Revolving Credit Facility, $1.1 billion principal amount under the Term Loans and $30.7 million of finance lease obligations. As of September 30, 2019, after giving effect to this offering and the use of proceeds therefrom, the Refinancing and the borrowing under the Revolving Credit Facility, CyrusOne LP would have had the ability to borrow up to an additional $1.5 billion under the Revolving Credit Facility (not giving effect to the unused portion of the accordion feature in the Credit Agreement, for which CyrusOne LP does not have commitments), net of outstanding letters of credit of approximately $8.2 million, subject to satisfying certain financial tests.

On January 14, 2020, the euro/U.S. dollar exchange rate was €1.00/U.S. $1.1128, as reported by Bloomberg L.P.

This communication is intended for the sole use of the person to whom it is provided by the Issuers.

The Issuers and the Guarantor have filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Guarantor has filed with the SEC for more complete information about the Issuers, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by contacting: Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom, Attn: Debt Syndicate, Telephone: +1 (888)-603-5847; Merrill Lynch International, 2 King Edward Street, London EC1A 1HQ, United Kingdom, Attn: Prospectus Department, Telephone: +1-800-294-1322; Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, Attn: Prospectus Department, Telephone: +1-800-503-4611. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The pricing term sheet is only being distributed to, and is only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (iii) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this pricing term sheet or any of its contents.

PRIIPs Regulation/Prohibition of sales to EEA retail investors: The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MIFID II product governance / Professional Investors and ECPs Only Target Market: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.